EXHIBIT 12.1

BANCO SANTANDER’S CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

			YEAR ENDED DECEMBER 31,
	June 30, 2009		2008		2007		2006		2005		2004
IFRS:	Including interest on deposits	Excluding interest on deposits	Including interest on deposits	Excluding interest on deposits	Including interest on deposits	Excluding interest on deposits	Including interest on deposits	Excluding interest on deposits	Including interest on deposits	Excluding interest on deposits	Including interest on deposits	Excluding interest on deposits
FIXED CHARGES:
Fixed charges	14,895,667	6,171,369	37,571,794	18,287,598	30,859,894	16,270,327	24,383,034	11,272,446	22,824,107	9,175,455	10,091,929	4,661,102
Preferred dividends	43,807	43,807	37,374	37,374	47,290	47,290	85,229	85,229	118,389	118,389	151,952	151,952
Fixed charges less Preferred dividends	14,851,860	6,127,562	37,534,420	18,250,224	30,812,604	16,223,037	24,297,805	11,187,217	22,705,718	9,057,066	9,939,977	4,509,150

EARNINGS:
Income from continuing operations before taxes and extraordinary items	5,912,985	5,912,985	11,229,752	11,229,752	11,175,241	11,175,241	8,995,386	8,995,386	7,358,864	7,358,864	4,864,766	4,864,766
Less: income/loss from associated companies, net of dividends received	7,827	7,827	(701,426)	(701,426)	(294,809)	(294,809)	(262,315)	(262,315)	(437,978)	(437,978)	(271,816)	(271,816)
Fixed charges	14,895,667	6,171,369	37,571,794	18,287,598	30,859,894	16,270,327	24,383,034	11,272,446	22,824,107	9,175,455	10,091,929	4,661,102
Total earnings	20,816,479	12,092,181	48,100,120	28,815,924	41,740,326	27,150,759	33,116,105	20,005,517	29,744,993	16,096,341	14,684,879	9,254,052
Less: Preferred dividends	43,807	43,807	37,374	37,374	47,290	47,290	85,229	85,229	118,389	118,389	151,952	151,952
Total earnings less preferred stock dividends	20,772,672	12,048,374	48,062,746	28,778,550	41,693,036	27,103,469	33,030,876	19,920,288	29,626,604	15,977,952	14,532,927	9,102,100
Ratio of earnings to fixed charges	1.40	1.96	1.28	1.58	1.35	1.67	1.36	1.77	1.30	1.75	1.46	1.99
Ratio of earnings to fixed charges less preferred stock dividends	1.40	1.90	1.28	1.58	1.35	1.67	1.36	1.78	1.30	1.76	1.46	2.02